Exhibit 15.1

May 10, 2004

Asbury Automotive Group, Inc.

622 Third Avenue 37th Floor

New York, NY 10017

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Asbury Automotive Group, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is being used in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York